Golden Aria Announces Completion of Successful Oil Well

2008-11-21 07:00 ET - News Release

VANCOUVER, British Columbia, Nov. 21, 2008 (GLOBE NEWSWIRE) -- Golden Aria Corp. (OTCBB:GARA) (the "Company" or "Golden Aria") has been notified by Texalta Petroleum Ltd., the operator of our Wordsworth light oil project, that based on positive production testing a new Horizontal oil well has been placed on production.

During the 8 hour test period the well produced oil at a rate of about 257 barrels per day. With the tubing set at approximately 3,400 ft depth, the well produced about 234 barrels of total fluid in 8 hours with 40 to 50% water cut. The water was load fluid with a minor amount of formation salt water. Intermittent amounts of gas flowed with each swab.

Our operator expects that the well will produce initially on pump at a rate of around 150 BOPD, and like the first well may produce about 60,000 barrels in the first 2 years of its productive life.

This new well expands our knowledge of the porous reservoir distribution in this area of the field and will help in location of potential future wells to maximize recovery from the Wordsworth East field.

Robert McAllister, President of Golden Aria stated, "We are pleased to have increasing production and cash flow at a time of difficult capital markets, and also of the validation of our exploration models. We look forward to further corporate developments of both our oil and gas, and clean energy divisions, as we move forward into 2009."

For further Information please visit our website www.goldenaria.com or contact Mr. Robert McAllister President at 250.807.2748

Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration because of mechanical, operating, financial or other problems; capital expenditures that are higher than anticipated; or exploration opportunities being fewer than currently anticipated. Such forward looking statements also include estimated cash flows and current and/or future rates of production of oil and natural gas, which can and will fluctuate for a variety of reasons; oil and gas reserve quantities produced by third parties; and intentions to participate in future exploration drilling. The Company may not have sufficient expertise to thoroughly exploit its oil and gas properties. The Company may not have sufficient funding to thoroughly explore, drill or develop its properties. Access to capital, or lack thereof, is a major risk. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.

CONTACT:  Golden Aria Corp.

          Mr. Robert McAllister, President

          250.807.2748

          www.goldenaria.com